UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SCBT Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCBT FINANCIAL CORPORATION
520 Gervais Street
Columbia, South Carolina 29201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 24, 2007

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders (the “Annual Meeting”) of SCBT Financial Corporation, a South Carolina corporation (the “Company”), will be held at the Company’s headquarters in the Dorchester-Jasper Room on the second floor, 520 Gervais Street, Columbia, South Carolina at 2:00 p.m., on April 24, 2007, for the following purposes:

(1)	To elect six directors of the Company to serve three-year terms;

(2)	To ratify the appointment of J.W. Hunt and Company, LLP, Certified Public Accountants, as independent auditors for the Company for the fiscal year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only record holders of Common Stock of the Company at the close of business on March 6, 2007, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The Company’s Proxy, Proxy Statement (providing important shareholder information for the Annual Meeting), and 2006 Annual Report to Shareholders (which includes its 2006 Annual Report on Form 10-K) are enclosed with this Notice.

You are cordially invited and urged to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO PROMPTLY VOTE BY TELEPHONE, INTERNET, OR BY MAIL ON THE PROPOSALS PRESENTED, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD FOR WHICHEVER VOTING METHOD YOU PREFER. IF YOU VOTE BY MAIL, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. IF YOU NEED ASSISTANCE IN COMPLETING YOUR PROXY, PLEASE CALL THE COMPANY AT 800-277-2175. IF YOU ARE A RECORD SHAREHOLDER, ATTEND THE ANNUAL MEETING AND DESIRE TO REVOKE YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. IN ANY EVENT, A PROXY MAY BE REVOKED BY A RECORD HOLDER AT ANY TIME BEFORE IT IS EXERCISED.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF ALL THE PROPOSALS PRESENTED.

By Order of the Board of Directors

/s/
James C. Hunter, Jr.
Secretary

Columbia, South Carolina
March 23, 2007

SCBT FINANCIAL CORPORATION
520 Gervais Street
Columbia, South Carolina 29201

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
to be Held April 24, 2007

This Proxy Statement is furnished to shareholders of SCBT Financial Corporation, a South Carolina corporation (herein, unless the context otherwise requires, together with its subsidiaries, the “Company”), in connection with the solicitation of proxies by the Company’s board of directors for use at the Annual Meeting of Shareholders to be held at the Company’s headquarters in the Dorchester-Jasper Room on the second floor, 520 Gervais Street, Columbia, South Carolina at 2:00 p.m., on April 24, 2007 or any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to shareholders on or about March 27, 2007.

The Company has its principal executive offices at 520 Gervais Street, Columbia, South Carolina 29201. The Company’s mailing address is P.O. Box 1030, Columbia, South Carolina 29202, and its telephone number is 800-277-2175.

ANNUAL REPORT

The Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K containing, among other things, the Company’s fiscal year ended December 31, 2006 financial statements) is enclosed herewith. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

REVOCATION OF PROXY

Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, or (c) by executing and delivering to the Company a later dated proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to SCBT Financial Corporation, P.O. Box 1030, Columbia, South Carolina 29202, Attention: James C. Hunter, Jr. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

QUORUM AND VOTING

The Company’s only voting security is its $2.50 par value Common Stock (“Common Stock”), each share of which entitles the holder thereof to one vote on each matter to come before the Annual Meeting. At the close of business on March 6, 2007 (the “Record Date”), the Company had issued and outstanding 8,741,929 shares of Common Stock, which were held of record by approximately 5,400 persons. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting. Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares of the Common Stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Provided a quorum is established at the meeting, directors will be elected by a majority of the votes cast at the Annual Meeting. Shareholders of the Company do not have cumulative voting rights.

All other matters to be considered and acted upon at the Annual Meeting, including the proposals to ratify the appointment of J. W. Hunt and Company, LLP, Certified Public Accountants, as independent auditors, require that the number of shares of Common Stock voted in favor of the matter exceed the number of shares of Common Stock voted against the matter, provided a quorum has been established. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

ACTIONS TO BE TAKEN BY THE PROXIES

Each proxy, unless the shareholder otherwise specifies therein, will be voted “FOR” the election of the persons named in this Proxy Statement as the board of directors’ nominees for election to the board of directors; and “FOR” the ratification of the appointment of J. W. Hunt and Company, LLP as independent auditors for the fiscal year ending December 31, 2007. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with his specifications. As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, the board of directors does not know of any such other business.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Any shareholder of the Company desiring to include a proposal in the Company’s 2008 proxy materials for action at the 2008 Annual Meeting of Shareholders must deliver the proposal to the executive offices of the Company no later than November 15, 2007 if such proposal is to be considered for inclusion in the 2008 proxy materials. Only proper proposals that are timely received will be included in the Company’s 2008 Proxy Statement and Proxy. In addition, a shareholder who desires to nominate a person for election to the board of directors of the Company or to make any other proposal for consideration by shareholders at a shareholders’ meeting must deliver notice of such proposed action to the Secretary of the Company no less than 45 days before such meeting. For a nominee for director, such notice should be addressed to the Governance Committee of the Company at P.O. Box 1030, Columbia, South Carolina 29202. The recommendation must set forth the name and address of the shareholder or shareholder group making the nomination; the name of the nominee; his or her address; the number of shares of Company stock owned by the nominee; any arrangements or understandings regarding nomination; the five-year business experience of the recommended candidate; legal proceedings within the last five years involving the candidate; a description of transactions between the candidate and the Company valued in excess of $120,000 and other types of business relationships with the Company; a description of any relationships or agreements between the recommending shareholder or group and the candidate regarding nomination; a description of known relationships between the candidate and the Company’s competitors, customers, business partners or other persons who have a business relationship with the Company; and a statement of the recommended candidate’s qualifications for board membership. For any other shareholder proposal, such notice must set forth the name and address of the shareholder making the proposal and the text of the resolution to be voted on.

The Company does not have a formal process by which shareholders may communicate with the board of directors. Historically, however, the Chairman of the Board has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of the board of directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the board may do so by writing to the secretary of the Company at P.O. Box 1030, Columbia, South Carolina 29202.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership by any single person or group, as known by the Company:

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Shares Outstanding
Common Stock	Wellington Management Company, LLP 75 State Street, Boston, MA 02109	603,115	6.90%

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 6, 2007, the number and percentage of outstanding shares beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Shares Beneficially Owned (1)	Common Shares Subject to a Right to Acquire (2)	Percent of Shares Outstanding
Jimmy E. Addison	400	-	*
Colden R. Battey, Jr. (3)	85,322	3,394	1.0%
Luther J. Battiste, III	3,000	2,208	*
Thomas S. Camp (4) (6)	13,079	13,470	*
Dalton B. Floyd, Jr.	20,262	-	*
M. Oswald Fogle	10,785	3,121	*
Dwight W. Frierson (5)	14,423	4,098	*
R. Caine Halter	1,220	500	*
Robert R. Hill, Jr. (6)	45,647	14,410	*
Robert R. Horger (4) (6)	40,364	17,700	*
Richard C. Mathis (4) (6)	23,324	3,580	*
Harry M. Mims, Jr.	36,311	3,856	*
Ralph W. Norman	7,303	3,363	*
John C. Pollok (3) (4) (6)	11,775	20,191	*
James W. Roquemore (3) (5)	14,213	3,520	*
Thomas E. Suggs	3,580	3,347	*
Susie H. VanHuss	1,925	1,000	*
A. Dewall Waters	30,883	3,247	*
John W. Williamson, III	51,517	2,900	*
John F. Windley (4) (6)	5,341	9,020
Cathy Cox Yeadon (5)	12,041	1,525	*
All directors and executive officers
as a group (25 Persons) (2) (4) (6)	519,498	135,051	7.5%

* Indicates less than one percent of the outstanding SCBT Financial Corporation Common Stock shares.

(1)	As reported to the Company by the directors, nominees and executive officers.
(2)	Based on the number of shares acquirable by directors and executive officers through vested stock options within 60 days of the Record Date of March 6, 2007.
(3)
Excludes shares owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Battey, 20,844 shares; Mr. Pollok, 543 shares; and Mr. Roquemore, 9,091 shares.

(4)
Includes shares held as of December 31, 2006 by the Company under the Company’s Employee Savings Plan, as follows: Mr. Camp, 598 shares; Mr. Horger, 1,401 shares; Mr. Mathis, 2,029 shares; Mr. Pollok, 2,064 shares; Mr. Windley 683 shares; and all directors and executive officers as a group, 14,466 shares.

(5)
For Mr. Frierson, includes 6,704 shares owned by Coca-Cola Bottling Company of Orangeburg, of which Mr. Frierson is a management affiliate. Mr. Frierson may direct the voting and disposition of these shares on that company’s behalf. For Mr. Roquemore, includes 7,127 shares owned by Patten Seed Company, of which Mr. Roquemore is a 30% owner and management affiliate. For Ms. Yeadon, excludes 16,583 shares owned by Cox Scholarship Fund, of which Ms. Yeadon is an affiliate.

(6)
Includes shares of restricted stock, as to which the executive officers have full voting privileges. The shares are as follows: Mr. Camp, 4,144 shares; Mr. Hill, 11,464 shares; Mr. Horger, 1,312 shares; Mr. Mathis, 3,968 shares; Mr. Pollok, 5,447 shares; Mr. Windley, 2,112 shares; and all directors and executive officers as a group, 36,546 shares. These restricted stock shares are not currently vested.

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide for a maximum of twenty directors, to be divided into three classes each serving three-year terms, with the classes as equal in number as possible. The board of directors has currently established the number of directors at 17, effective at the Annual Meeting. Robert R. Horger, Harry M. Mims, Jr., James W. Roquemore, John W. Williamson, III, and Cathy Cox Yeadon, all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, have been nominated by the board of directors for reelection by the shareholders. Additionally, Jimmy E. Addison, who since the last Annual Shareholders’ Meeting was recommended by the Governance Committee and subsequently elected to the board of directors by the board members, has been nominated by the board of directors for election by the shareholders.

The table below sets forth the name, age and business experience for the past five years of each nominee for director and each current director of SCBT Financial Corporation.

Name and Age	Year First Elected Director	Business Experience for the Past Five Years

Current Directors Whose Terms Expire in 2007. Each Director is also a Nominee for a Term that will Expire in 2010.

Jimmy E. Addison (46)		Chief Financial Officer of SCANA Corporation, the holding company of South Carolina Electric and Gas Company and other utility-related concerns. He also serves on the Board of the Oliver Gospel Mission, the Advisory Board of the Moore School of Business at the University of South Carolina and serves as Treasurer of the Southeastern Electric Exchange.

Robert R. Horger (56)	1991
Chairman of SCBT Financial Corporation and South Carolina Bank and Trust, N.A. since 1998. He also has served as Vice Chairman of SCBT Financial Corporation and South Carolina Bank and Trust, N.A. from 1994 to 1998. Mr. Horger is an attorney with Horger, Barnwell and Reid in Orangeburg, S.C.

Harry M. Mims, Jr. (65)	1988	President of J.F. Cleckley & Company, a company engaged in site development.

James W. Roquemore (52)	1994	Chief Executive Officer of Patten Seed Company, Inc. of Lakeland, GA and General Manager of Super-Sod/Carolina, a company that produces and markets turf, grass, sod and seed.

John W. Williamson, III (58)	2001
President of J.W. Williamson Ginnery, Inc., which is a partner in Carolina Eastern-Williamson Lynchburg Grain Company and Carolina Soy. Also serves as Chairman of the Jackson Companies, which operate a camping resort, golf community, and commercial development group in Myrtle Beach, S.C.

Cathy Cox Yeadon (57)	1997	Retired; formerly Vice President, Human Resources at Cox Industries, Inc., a wood products manufacturing and treating company.

Current Directors Whose Terms Will Expire in 2009

Colden R. Battey, Jr. (71)	1999	Senior Partner of Harvey & Battey Law Firm, Beaufort, S.C.

Dalton B. Floyd, Jr. (68)	2006	Attorney with the Floyd Law Firm in Surfside Beach, S.C. Formerly served as Chairman and General Counsel of SunBank, N.A. and Sun Bancshares, Inc. from 1999 to 2005, when that company was acquired by SCBT Financial Corporation.

M. Oswald Fogle (62)	2001	President of Decolam, Inc., a company engaged in the lamination of boards and general warehousing.

Dwight W. Frierson (50)	1996	Vice Chairman of the Board, SCBT Financial Corporation and South Carolina Bank and Trust, N.A. He is also Vice President and General Manager of Coca-Cola Bottling Company of Orangeburg, S.C.

R. Caine Halter (45)	2006	President of Coldwell Banker Commercial Caine Real Estate, Greenville, S.C., since 1983, a corporate real estate and real estate investment firm.

Thomas E. Suggs (57)	2001	President and Chief Executive Officer of Keenan and Suggs, Inc., an insurance brokerage and consulting firm.

Current Directors Whose Terms Will Expire in 2008

Luther J. Battiste, III (57)	2001	Partner in the firm Johnson, Toal and Battiste, P.A., Attorneys at Law, Columbia, S.C. and Orangeburg, S.C.

Robert R. Hill, Jr. (40)	1996	President and Chief Executive Officer of SCBT Financial Corporation and South Carolina Bank and Trust, N.A. since November 6, 2004. Prior to that time, Mr. Hill served as President and Chief Operating Officer of South Carolina Bank and Trust, N.A. from 1999 to November 6, 2004.

Ralph W. Norman (53)	1996	President of Warren Norman Co., Inc., a real estate development firm.

Susie H. VanHuss (67)	2004	Retired in 2006 as Executive Director of the University of South Carolina Foundations and Professor Emeritus of Management in the Moore School of Business, University of South Carolina, Columbia, SC. As Executive Director, she was the Chief Executive Officer of the USC Educational Foundation and the USC Development Foundation, both 501(C) (3) non-profit South Carolina corporations.

A. Dewall Waters (63)	1987	Partner in A.D. Waters Enterprises, LLC, a partnership that owns and operates McDonald’s restaurants.

FAMILY RELATIONSHIPS

There are no family relationships among any of the directors and executive officers of the Company.

THE BOARD OF DIRECTORS AND COMMITTEES

During 2006, the board of directors of the Company held nine meetings. All directors, with the exception of Ralph W. Norman, attended at least 75% of the aggregate of (a) the total number of meetings of the board of directors held during the period for which he or she served as a director, and (b) the total number of meetings held by all committees of the board of directors of the Company on which he or she served.

There is no formal policy regarding attendance at annual shareholder meetings; however, such attendance has always been strongly encouraged. Last year, all directors active at that time attended the 2006 Annual Shareholders’ Meeting.

The board of directors has determined that Jimmy E. Addison, Colden R. Battey, Jr., Luther J. Battiste, III, Dalton B. Floyd, Jr., M. Oswald Fogle, Dwight W. Frierson, R. Caine Halter, Harry M. Mims, Jr., Ralph W. Norman, James W. Roquemore, Thomas E. Suggs, Susie H. VanHuss, A. Dewall Waters, John W. Williamson, III, and Cathy Cox Yeadon are all independent directors under the independence requirements of The NASDAQ Stock Market applicable to directors who do not serve on the audit committee. Therefore, under these requirements, a majority of the members of the Company’s board of directors is independent.

The board of directors has adopted a Code of Ethics for Financial Professionals that is applicable to the Company’s chief executive officer, chief financial officer, controller, financial controls and disclosures manager and all managers reporting to these individuals who are responsible for accounting and financial reporting. The Code of Ethics for Financial Professionals was filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The board of directors of the Company maintains executive, audit, compensation, governance, policy and trust asset management committees. The functions, composition and frequency of meetings for these committees during 2006 were as follows:

Executive Committee - The executive committee is composed of Robert R. Horger, Chair, Colden R. Battey, Jr., Dwight W. Frierson, R. Caine Halter, Robert R. Hill, Jr., Harry M. Mims, Jr., James W. Roquemore, and Thomas E. Suggs. The board of directors of the Company may, by resolution adopted by a majority of its members, delegate to the executive committee the power, with certain exceptions, to exercise the authority of the board of directors in the management of the affairs of the Company. The executive committee met sixteen times in 2006.

Audit Committee - The audit committee is composed of M. Oswald Fogle, Chair, Jimmy E. Addison, Luther J. Battiste, III, Ralph W. Norman, John W. Williamson, III, and Cathy Cox Yeadon. The board of directors has determined that all members of the audit committee are independent directors under the independence requirements of The NASDAQ Stock Market. The board of directors has also determined that M. Oswald Fogle is an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002. The audit committee held ten meetings in 2006. The primary function of the audit committee is to assist the board of directors of the Company in overseeing (i) the Company’s accounting and financial reporting processes generally, (ii) the audits of the Company’s financial statements and (iii) the Company’s systems of internal controls regarding finance and accounting. In such role, the audit committee reviews the qualifications, performance and independence of the Company’s independent accountants and has the authority to appoint, evaluate and, where appropriate, replace the Company’s independent auditors. The audit committee also oversees the Company’s internal audit department. The board of directors has adopted a charter for the audit committee, a copy of which is located on the Company’s website at www.scbtonline.com under Investor Relations.

Compensation Committee - The compensation committee is composed of Susie H. VanHuss, Chair, Colden R. Battey, Jr., M. Oswald Fogle, Harry M. Mims, Jr. and A. Dewall Waters. The compensation committee met five times in 2006. The board of directors has determined that all members of the compensation committee are independent directors under the independence requirements of The NASDAQ Stock Market applicable to directors who do not serve on the audit committee. The compensation committee, among other functions, evaluates the performance of the executive officers of the Company and recommends to the board of directors matters concerning compensation, salaries, benefits and other forms of executive compensation for officers and directors of the Company. The Compensation Committee’s processes and procedures for considering and determining executive compensation are described below under “Compensation Discussion and Analysis.” The Compensation Committee Charter can be found on the Company’s website at www.scbtonline.com under Investor Relations.

Governance Committee - The governance committee is composed of Dwight W. Frierson, Chair, Colden R. Battey, Jr., Dalton B. Floyd, Jr., Ralph W. Norman and Thomas E. Suggs. The board of directors has determined that all members of the governance committee are independent directors under the independence requirements of The NASDAQ Stock Market applicable to directors who do not serve on the audit committee. The governance committee met three times in 2006. The governance committee acts as the nominating committee for the purpose of recommending to the board of directors nominees for election to the board of directors. The governance committee also periodically reviews and, where appropriate, recommends changes to the Company’s corporate governance practices. The governance committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, and the governance committee has not identified any specific qualities or skills that it believes are necessary to be nominated as a director. Nominees for the board are reviewed by the governance committee on a case-by-case basis based on a number of factors, including a proposed nominee’s independence, age, skills, occupation, diversity and experience and any other factors beneficial to the Company. The governance committee will consider nominees identified by its members, other directors, officers and employees of the Company and other persons, including shareholders of the Company. The governance committee will consider nominees for director recommended by a shareholder if the shareholder provides the committee with the information described in paragraph 6 under the caption “Committee Authority and Responsibilities” of the governance committee’s charter. The Governance Committee Charter can be found on the Company’s website at www.scbtonline.com under Investor Relations. The required information regarding a director nominee is also discussed in general terms within the first paragraph of the “Shareholder Proposals and Communications” section on page 2 of this proxy statement.

Policy Committee - The policy committee is composed of Dwight W. Frierson, Chair, Colden R. Battey, Jr., R. Caine Halter, Robert R. Hill, Jr., Robert R. Horger, Harry M. Mims, Jr., James W. Roquemore, and Thomas E. Suggs. The primary purpose of the policy committee is to recommend and approve new policies and review and approve present policies or policy updates and changes. The policy committee met two times in 2006.

Trust Asset Management Committee - The trust asset management committee is composed of Cathy Cox Yeadon, Chair, Luther J. Battiste, III, Dalton B. Floyd, Jr., Harry M. Mims, Jr., John W. Williamson, III, and Susie H. VanHuss. The trust asset management committee met four times in 2006. The primary purpose of the trust asset management committee is to oversee the activities of the trust and asset management department and the investment services activities of the Company’s subsidiary banks.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Objectives of the Compensation Program

The compensation committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The compensation committee may form and delegate authority to subcommittees as it deems appropriate. The committee, among other functions, evaluates the performance of the executive officers of the Company and recommends to the board of directors matters concerning compensation, salaries, benefits and other forms of executive compensation to officers of the Company. The committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company.

The Company’s compensation programs are designed to reward executive officers based on key standards that comprise the company’s culture: soundness, profitability, growth, ethics, execution of strategic goals, an ability to inspire and motivate, and sound corporate governance including compliance with policies, laws and regulations. The compensation committee’s philosophy is to provide competitive compensation to attract and retain key management to ensure a balance of soundness, profitability and growth while providing long term value for the stakeholders of the Company. This philosophy is consistent with the Company’s culture of being a meritocracy in regard to top executive compensation and the compensation for all employees. The compensation committee, which currently consists of five independent directors, is required to be made up of no fewer than three independent board members who are recommended by the chairman and approved by the board of directors. A person may serve on the committee only if the board of directors determines that he or she satisfies The NASDAQ Stock Market definition of an independent director.

Compensation Consultant

An outside compensation consultant may be retained or terminated at any time at the sole authority of the compensation committee, as authorized under its charter, to assist in the evaluation of director, CEO, or senior executive compensation. The compensation committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Currently, the committee retains the services of an outside, independent consulting group, Clark Consulting, to assist with matters of executive compensation, including peer group selection. The compensation committee has the sole authority to establish fees and the term of any engagements by the Company for such consultants.

Compensation Benchmarking and Committee Functions

Each year, with direction from the aforementioned consultant, the compensation committee reviews a survey of the compensation practices of the Company’s peers in the Southeastern United States in order to assess the competitiveness of the compensation arrangements of our named executive officers. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the compensation committee to determine total compensation. Benchmarking is used by the compensation committee primarily to ascertain competitive base salary levels with comparable institutions. The committee uses this data as a reference point, establishes competitive base salaries, and then addresses pay-for-performance as discussed further in the sections on cash incentives and long-term retention. A combination of peer performance, market factors, company performance and personal performance are all factors that the compensation committee considers to establish total compensation, including incentives. This practice is in line with the Company’s philosophy of compensating based on performance. The compensation committee, at its discretion, may determine that it is in the best interest of the Company to negotiate total compensation packages that deviate from regular compensation and incentive levels in order to attract and retain specific talent.

The companies that comprised the peer group in 2006 consisted of the following bank holding companies and thrift institutions: Fidelity Bankshares, Inc.; Harbor Florida Bancshares, Inc.; Community Trust Bancorp, Inc.; Republic Bancorp, Inc.; Capital City Bank Group, Inc.; First Financial Holdings, Inc.; Seacoast Banking Corporation of Florida; First Community Bancshares, Inc.; Union Bankshares Corporation; TowneBank; ABC Bancorp; Security Bank Corporation; Greene County Bancshares, Inc.; GB&T Bancshares, Inc.; Coastal Financial Corporation; Virginia Commerce Bancorp, Inc.; Virginia Financial Group, Inc.; FNB Corporation; Cardinal Financial Corporation; BancTrust Financial Group, Inc.; Main Street Banks, Inc.; and Charter Financial Corporation. The compensation committee reviews the composition of the peer group annually and may change it because of mergers, changes to banks within the group, or changes within the Company.

The compensation committee may receive recommendations from the Chairman of the Board with respect to the Chief Executive Officer’s (CEO) performance in light of goals and objectives relevant to CEO compensation. The CEO reviews with the Committee the performance of the executive officers and, based on that review, the CEO makes recommendations to the compensation committee about the total compensation of executive officers (other than the CEO). The CEO does not participate in, and is not present during, deliberations or approvals by the compensation committee or the Board with respect to his own compensation.

In summary, the compensation program, as presented, is designed to be a competitive, performance-based program that is consistent with the Company’s philosophy and culture. After reviewing all of the compensation arrangements discussed below, along with corporate and individual performance, we believe that the measurement tools, compensation levels and the design of the Company’s executive compensation program are appropriate and motivate senior executives to lead the Company in the best interests of its shareholders.

Elements of Compensation

The fundamental philosophy of the Company’s compensation program is to offer competitive compensation opportunities for executive officers that are (i) closely aligned with the performance of the Company on both a short-term and long-term basis, and (ii) based both on the individual’s contribution and on the Company’s performance. The compensation paid is designed to retain and reward executive officers who are capable of leading the Company in achieving its business objectives in an industry characterized by complexity, competitiveness and change. It is the intent of the committee to fulfill the Company’s philosophy of providing a competitive base salary, relative to the peer group, complemented with significant performance-based incentives. Accordingly, the committee reviews and approves the total compensation of the executive officers annually. Annual compensation for the chief executive officer (and other executive officers) consists primarily of these elements:

▪
Base Salary - This fundamental component is determined by historical and anticipated individual contribution and performance toward accomplishing the Company’s stated long-term objectives. It is also designed to provide a base level of compensation that is competitive to that provided to key executives of the group of southeastern peer banking companies of similar size and performance.

▪
Short-Term Cash Incentive Program - This program is directly linked to individual performance and the Company’s soundness, financial performance, and growth. Cash incentives may also be supplemented by stock-based bonuses based on similar criteria. The Company elects to use this incentive structure as a means of measuring and rewarding annual Company and individual goal attainment with the intent of adding value for the Company’s stakeholders. These annual goals, over time, are designed to incrementally achieve the Company’s long-term objectives. In 2006, the chief executive officer, the other named executive officers, and other senior executives participated in a performance-based executive incentive arrangement that was filed on March 15, 2005 as Exhibit 10.17 to the Company’s Form 10-K for the year ended December 31, 2005. The chief executive officer and other executives will likewise participate in this same arrangement for 2007.

The short term cash incentive program provides that, in order for any cash incentives to be earned, the Company’s subsidiaries must first attain a prescribed level for their composite ratings from their principal banking regulator. Next, the net income for the year must at least equal the net income from the prior year. Then, as the Company and its subsidiaries’ net incomes exceed the prior year’s levels up to and beyond a budgeted dollar amount of increase, potential cash incentives accrue on a pro-rata basis up to a maximum of 110% of an aggregate cash incentive target level. The budgeted dollar amount of growth needed to trigger incentives is considered reasonably aggressive when compared to industry peers’ historical growth. This incentive target level is determined as the aggregate dollar amount of the executive officers’ planned bonuses expressed as a percent of annual salary. This bonus percentage is currently 36% for the chief executive officer and ranges from 30% to 35% for the other named executive officers. Attaining budgeted increases in the earnings performance component can contribute up to 40% of each executive’s annual cash incentive. Attaining budgeted increases in balances of total loans can contribute up to 20% of an executive’s annual cash incentive. Attaining budgeted increases in balances of deposits can also contribute up to 20% of an executive’s annual cash incentive.  Finally, each executive has individual and/or divisional goals, the attainment of which can contribute up to 20% of an executive’s annual cash incentive. The incentive payments associated with these performance-based measures are listed as Non-Equity Incentive Plan Compensation in the attached Summary Compensation Table. The purpose of this structure of compensation is for the Company to become more reliant on performance-based incentives. Performance-based compensation is intended to motivate employees to focus on overall Company performance and, in return, drive return on equity. Overall loan growth for the Company year over year for 2006 was 14.6%. Overall deposit growth for the Company year over year for 2006 was 15.8%. Earnings per share growth for 2006 was 11.4%. These factors, in combination with attaining personal goals, contributed to the payment of up to a maximum level of 109.6% of the cash incentive target levels from above.

▪
Long-Term Retention and Incentive Plan - The purpose of the SCBT Financial Corporation 2006 Long-Term Retention and Incentive Plan (the "Long-Term Retention and Incentive Plan”) is to provide financial incentives for selected key officers and employees of the Company and its subsidiaries thereby promoting the long-term growth and financial success of the Company by (1) attracting and retaining key officers and employees of outstanding ability, (2) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected key officers and employees to acquire and maintain ownership of Company stock so as to align their interests with those of shareholders generally, (4) motivating key officers and employees to achieve long-range performance goals and objectives, and (5) providing incentive compensation opportunities competitive with those of other similarly sized corporations. Long-Term Retention and Incentive Plan describes the terms pursuant to which the Company plans to issue stock options and restricted stock to key officers and employees. The stock options and restricted stock described in Long-Term Retention and Incentive Plan will be reserved for issuance under, and will be issued pursuant to, the Company's 2004 Stock Incentive Plan. The actual issuance of stock options and restricted stock under this plan were first made in 2007 based on 2006 performance. In January, 2007 there were 9,566 shares of restricted stock awarded in recognition of the named executive officers’ 2006 performance as follows: Mr. Hill, 6,341 shares; Mr. Pollok, 1,863 shares; and Mr. Windley, 1,362 shares. These awards will apply to a broader group in 2008. While Mr. Camp and Mr. Mathis did not participate in the Long-Term Retention and Incentive Plan for the January 2007 grants, Mr. Camp and Mr. Mathis were awarded 1,000 and 800 restricted stock shares, respectively, in January 2007 based on 2006 performance. (Refer to the Stock Based Benefit Plan section below.) All grants above were made pursuant to separate agreements that were entered into between the Company and each participant under the 2004 Stock Incentive Plan.

▪
Deferred Income Plan - The Company has adopted a deferred compensation plan in which directors, executive officers and certain other officers are entitled to participate. The Company offers this plan to help offset limits associated with other forms of tax-deferred benefits and to provide the opportunity for participants to defer income to save for retirement or other future events. Under the plan, directors and executive officers may defer all or a portion of their compensation from the Company, with no matching by the Company of the deferred amounts, and treat these amounts as though they were invested in one or more deemed investment options designated by the plan. (See the discussion in the Deferred Compensation Plan section on page 16 for additional information.) Amounts payable under the plan remain general obligations of the Company and are payable by the Company at the future times (or over the periods) designated by plan participants upon their enrollment in the plan and their annual renewal of enrollment. The Company provides neither enhanced returns nor any other amounts above the deemed investment option returns, which may be negative returns.

▪
Supplemental Executive Retirement Plan - The Company provides non-qualified supplemental executive retirement agreements for its chief executive officer and the other named executive officers. The Company elects to offer this type of incentive as a way to retain executives over the long-term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by its qualified retirement plans. Please refer to the narrative following the Pension Benefits Table for more information.

▪
Stock Based Benefit Plan - The Company, from time to time, also grants stock options and shares of restricted stock to its executive officers. These stock-based incentive awards help align the interests of the Company’s executive officers with the interests of the stakeholders of the Company by providing economic value directly related to increases in the value of the Company’s stock. The number of options and restricted shares granted to executive officers during any given year is based on a number of factors, including job performance, seniority and job responsibilities, Company performance as to earnings and growth, the amount of awards made in prior years, and industry information from compensation consultants and published surveys regarding stock-based awards granted to officers employed by comparable companies.

▪
Perquisites - The Company also provides some perquisites for senior management that are not available to all employees. Some examples of these are bank-owned automobiles, club and membership dues and living expense reimbursements related to relocation. The values of these items are presented in the Summary Compensation Table under the heading All Other Compensation. The value attributable to any personal use of bank-owned automobiles is considered compensation to the executive and represents the aggregate incremental cost to the company associated with that personal use.  The Company and the Board believe that the use of each of these perquisites is helpful for the proper performance of the named executive officers’ duties.

Overall Compensation Approach - Building Blocks

The Company considers all elements of compensation as essential building blocks for a well-rounded plan. The compensation committee used a total compensation approach starting with consideration of the performance needed to attain the highest levels of compensation the committee deemed necessary to attract and retain qualified executive officers. The committee then determined the allocation percentages of cash and equity incentives based on the Company’s short and long-term objectives. Using this approach created different levels of performance incentives and allowed executives an opportunity to earn top tier compensation, relative to peer group, if they achieved performance criteria intended to build value for shareholders generally. The base salary was used as a foundation that is deemed competitive with peers. The cash incentives provided short-term performance goals that are aligned with the Company’s intention to reward its executive officers for attaining and/or surpassing budgeted annual (short-term) goals. The equity incentives were used to further align the executives’ interests with those of the shareholders through increased ownership in the Company. This incentive also helps attract and retain key employees. The Deferred Income Plan and the Supplemental Executive Retirement Plan help to partially offset shortfalls in retirement income from qualified plans and are significant tools to retain key employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2006. This report is provided by the following independent directors, who comprise the committee:

Susie H. VanHuss, Chair
Colden R. Battey, Jr.
M. Oswald Fogle
Harry M. Mims, Jr.
A. Dewall Waters

SUMMARY COMPENSATION TABLE

The following table summarizes for the fiscal year ended December 31, 2006, the current and long-term compensation for the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Each component of compensation is discussed in further detail in the footnotes following the table.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Robert R. Hill, Jr.	2006	$300,000	$-	$48,880	$56,103	$118,368	$52,935	$22,667	$598,954
President and
Chief Executive Officer

John C. Pollok	2006	204,212	-	30,984	36,358	78,638	59,380	21,654	431,226
Senior Executive Vice President
and Chief Operating Officer

Thomas S. Camp	2006	185,402	-	22,656	25,926	60,910	33,504	13,899	342,298
President and CEO
South Carolina Bank and Trust
of the Piedmont, N.A.

Richard C. Mathis	2006	178,300	-	25,407	30,284	46,857	41,189	13,139	335,177
Executive Vice President and
Chief Financial Officer

John F. Windley	2006	190,962	-	9,769	16,030	64,116	16,672	23,914	321,463
President of South Carolina
Bank and Trust, N.A.

(1)
Consists of total salary compensation, including all amounts that have been deferred at the officers’ election. The amounts of salary that the named executive officers elected to defer during 2006 are as follows: Mr. Hill, $5,000; Mr. Mathis, $11,050; and Mr. Windley, $9,000.

(2)
From time to time, the Company has awarded shares of restricted stock to its executive officers. The shares of restricted stock the Company awarded to the above named executive officers during 2006 vest at 25% per year for a period of four years, subject to the continued employment of the officer. An officer’s interest in any non-vested shares will fully vest if there is a change in control of the Company or the officer dies while employed by the Company. Each officer generally has the right to vote restricted shares and to receive dividends paid on the shares prior to vesting. The market value of the shares is determined by the closing market price of the Company’s common stock for the business day preceding the date of the various grants. The value of restricted stock grants shown above equals the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R and thus include amounts from restricted stock grants made in and prior to 2006.

(3)
These totals reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R and thus include amounts recognized in respect of awards granted in and prior to 2006.

(4)	Reflects the dollar value of all amounts earned during the fiscal year pursuant to performance-based non-equity incentive plans.

(5)
Includes the change in pension value and the Supplemental Executive Retirement Plan (SERP) accrual as follows: Mr. Hill, $5,661 pension and $47,244 SERP; Mr. Pollok, $5,545 pension and $53,835 SERP; Mr. Camp, $20,345 pension and $13,159 SERP; Mr. Mathis, $22,535 pension and $17,108 SERP; and Mr. Windley, $7,399 pension and $8,343 SERP. It also includes the portion of income earned during the fiscal year in the nonqualified deferred compensation plan exceeding 120% of the applicable long-term federal rate (AFR), i.e. exceeding 5.89% at December 31, 2006. Executives with earnings in excess of 120% of the AFR are as follows: Mr. Hill, $30; Mr. Mathis, $1,546; and Mr. Windley, $930.

(6)
The amounts shown include contributions by the Company’s subsidiaries through matching contributions to their employee savings plans as follows: Mr. Hill, $13,200; Mr. Pollok, $12,253; and Mr. Windley, $11,458. No contribution for the other named executive officers exceeded $10,000. Mr. Windley recognized $10,302 in income from the following perquisites: club memberships; living expense reimbursement; and the aggregate incremental cost to the Company associated with his personal use of a bank-owned automobile calculated based on the cost of the car to the Company and the percentage of the car’s usage that relates to personal use.

GRANTS OF PLAN BASED AWARDS

			Estimated Possible Payouts Under Non-Equity IncentivePlan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Approval of Award Date	Threshold ($)	Target ($)	Maxi-mum ($)	Threshold (#)	Target (#)	Maxi-mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or base price of options awards ($/Sh) (4)	Grant date fair value of stock and options awards ($)(5)	Closing market price of stock on grant date ($/Sh) (6)
Robert R. Hill, Jr.	1/3/06	11/7/05	$-	$-	$-	-	-	-	3,818	6,953	$33.42	$361,906	$33.60
	1/18/07	1/18/07	-	-	-	4,091	4,091	7,091
	N/A	1/18/07	-	108,000	118,800	-	-	-
John C. Pollok	1/3/06	11/7/05	-	-	-	-	-	-	2,250	3,750	33.42	201,600	33.60
	1/18/07	1/18/07	-	-	-	932	932	2,174
	N/A	1/18/07	-	71,750	78,925	-	-	-
Thomas S. Camp	1/3/06	11/7/05	-	-	-	-	-	-	1,667	2,000	33.42	123,211	33.60
	1/2/07	11/16/06	-	-	-	-	1,000	1,000
	N/A	1/18/07	-	55,575	61,133	-	-	-
Richard C. Mathis	1/3/06	11/7/05	-	-	-	-	-	-	1,917	2,750	33.42	156,811	33.60
	1/2/07	11/16/06	-	-	-	-	800	1,000
	N/A	1/18/07	-	53,490	58,839	-	-	-
John F. Windley	1/3/06	11/7/05	-	-	-	-	-	-	1,667	2,000	33.42	123,211	33.60
	1/18/07	1/18/07	-	-	-	545	545	1,635
	N/A	1/18/07	-	58,500	64,359	-	-	-

(1)
These amounts represent ranges of the possible cash bonuses that were paid in 2007 based on 2006 results pursuant to the Short-Term Cash Incentive Program. The actual bonuses paid are displayed under Non-Equity Incentive Plan Compensation within the Summary Compensation Table. The threshold amount is zero, as this is the minimum payout that can occur under the program. The incentive target level is determined as the aggregate dollar amount derived from the executive officers’ target bonuses expressed as a percent of annual salary. This target percentage is currently 36% for Robert R. Hill, Jr., 35% for John C. Pollok and 30% for all other named executive officers. The maximum incentive is 110% of the incentive target level (i.e. 39.6% for Mr. Hill, 38.5% for Mr. Pollok and 33% for all other named executive officers). The Short-Term Cash Incentive Program is further under “Compensation Discussion and Analysis.”

(2)
These amounts were the possible equity payouts in 2007 for performance in 2006 pursuant to grants of restricted stock and the Long-Term Retention and Incentive Plan. The actual amounts awarded were previously described on Page 8 in the Long-Term Retention and Incentive Plan section under “Compensation Discussion and Analysis.” The values of these awards are not included in the Summary Compensation Table because the Company did not recognize any expense under FAS 123R in 2006 for these grants. Although the programs have not traditionally specified award levels as percentage of salary payouts, the compensation committee determined the ranges. The Long-Term Retention Plan uses two performance goals, EPS growth and asset growth. Restricted stock is granted by tier (Tier 1, Tier 2 or Tier 3) based on achieving any one or all three tiers’ performance. Both the minimum threshold and target payout displayed above represent the Tier 1 level, with the maximum payout representing Tier 3. Restricted stock grants were awarded to Messrs. Hill, Pollok, and Windley under this new plan. The restricted stock awarded to these three executives had a per-share value of $38.50, which was the closing price on January 17, 2007. The restricted stock awarded to Mr. Camp and Mr. Mathis had a per-share value of $41.73, which was the closing price at year end 2006. The Long-Term Retention and Incentive Plan is further explained in the Compensation Discussion and Analysis Section of this Proxy Statement.

(3)
Includes shares granted in 2006 (as a bonus for performance in 2005) that vested immediately as follows: Mr. Hill, 1,500 shares and all other named executive officers, 1,000 shares. All other shares granted in 2006 vest at 25% per year over a period of 4 years.

(4)
The exercise or base price of options and stock awards is established as the closing market price of the Company’s common stock for the business day preceding the date of the grant. This is in accordance with the Company’s long-standing consistent practice of using the most recent market price available for the Company’s stock at the start of the business day of effective grant date.

(5)	This amount represents the fair market value of all stock and options awards made during the fiscal year based on the closing market price of the stock on the date of grant.

(6)
The closing market price of stock on the date of grant differs from the exercise or base price of the options awards. The exercise price is established as the closing market price of the Company’s common stock for the business day preceding the date of grant, rather than the closing price on the date of grant, as explained in footnote (4) above.

On November 1, 2006, the Company approved employment agreements with each of the named executive officers. Each employment agreement is deemed effective as of September 1, 2006 other than the agreement with Mr. Hill, which is deemed effective as of May 1, 2006. The agreements provide for the following:

•
Term of Employment. Each employment agreement has a term of employment of three years from the effective date of the agreement. On each anniversary date of the effective date of the agreement, the term of the agreement is automatically extended for an additional year unless at least sixty days prior to the anniversary date either party gives the other party written notice of non-renewal.

•	Reimbursement of Expenses. The Company will reimburse the executive all reasonable travel and other business related expenses incurred in performing duties under the agreement.

•	Vacation and Sick Leave. The Company will provide vacation and sick leave to the executive in accordance with policies and procedures established from time to time.

•	Employee Benefit Plans. The executive is entitled to participate in the employee benefit plans presently in effect or as these plans may be modified or added from time to time.

•
Incentive Bonus Plans. The executive is entitled to participate in the incentive bonus plans, applicable to his employment position, in accordance with policies and procedures established from time to time.

•
Fringe Benefits. The Company will reimburse the executive for the cost of attending required meetings and conventions and will cover membership dues to an approved country club. In addition, Mr. Hill, Mr. Pollok, Mr. Camp, and Mr. Windley are provided the use of an automobile.

•
Termination of Employment. See the discussion below under "Potential Payments Upon Termination or Change in Control" for a description of the payments that may be due to each executive upon termination of employment.

•
Non-compete. The period of non-compete for the executive runs during the period of employment and for a designated period of time following termination of employment. If the executive is found to violate the covenants contained in the agreement, the non-compete period will be extended for a period equal to the amount of time the executive is found to have been in non-compliance. If Mr. Hill is terminated for cause according to his agreement, the non-compete period will end twelve months, rather than twenty four months, after the date of termination.

The following table outlines certain differences between each agreement:

Name	Base Salary	Payout in Change of Control Situation	Non-Compete Period in Months
Robert R. Hill, Jr.	$300,000	.99 times	24
John C. Pollok	205,000	two and one-half times	24
Thomas S. Camp	182,250	three times	18
Richard C. Mathis	178,300	two times	12
John F. Windley	195,000	two times	18

On November 1, 2006, the Company also approved updated or new supplemental executive retirement agreements with the named executive officers. Please refer to the narrative following the Pension Benefits table for more information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert R. Hill, Jr.	3,150	1,575	-	$23.2381	1/3/2013	7,394	$308,552	-	-
	3,150	3,150	-	28.5810	1/2/2014
	1,611	4,832	-	33.5700	1/3/2015
	-	6,953	-	33.4200	1/3/2016
John C. Pollok	2,310	-	-	19.3723	12/31/2009	5,218	217,747	-	-
	2,887	-	-	11.9584	1/3/2011
	4,043	-	-	16.7100	1/3/2012
	3,150	1,050	-	23.2381	1/3/2013
	2,625	2,625	-	28.5810	1/2/2014
	937	2,813	-	33.5700	1/3/2015
	-	3,750	-	33.4200	1/3/2016
Thomas S. Camp	4,620	-	-	16.7100	1/3/2012	4,632	193,293	-	-
	3,150	1,050	-	23.2381	1/3/2013
	2,100	2,100	-	28.5810	1/2/2014
	500	1,500	-	33.5700	1/3/2015
	-	2,000	-	33.4200	1/3/2016
Richard C. Mathis	-	1,102	-	23.2381	1/3/2013	4,636	193,460	-	-
	-	2,205	-	28.5810	1/2/2014
	-	2,062	-	33.5700	1/3/2015
	-	2,750	-	33.4200	1/3/2016
John F. Windley	4,620	-	-	19.0476	2/7/2012	1,042	43,483	-	-
	1,181	394	-	23.2381	1/3/2013
	1,050	1,050	-	28.5810	1/2/2014
	375	1,125	-	33.5700	1/3/2015
	-	2,000	-	33.4200	1/3/2016

All options listed above vest at a rate of 25% per year over the first four years of a ten-year options term.

(1)
Figures shown represent the total number of shares subject to unexercised options held by the named executive officers at year-end 2006. The number of shares subject to options that were exercisable (vested) and unexercisable (unvested) at year-end 2006 is displayed. The number of options granted and the options exercise price have been adjusted to reflect all applicable stock dividends.

(2)	The number of shares of restricted stock granted has been adjusted to reflect all applicable stock dividends.

(3)	Market value is based on a closing price of $41.73 as of December 29, 2006, the last business day of the fiscal year.

OPTIONS EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized On Vesting ($) (3)
Robert R. Hill, Jr.	4,967	$127,140	2,037	$68,443
John C. Pollok	-	-	1,313	44,117
Thomas S. Camp	4,967	105,889	1,167	39,211
Richard C. Mathis	11,976	197,374	1,229	41,294
John F. Windley	-	-	1,125	37,800

(1)	Value realized is based on the difference between the closing price on the date of exercise and the options exercise price.

(2)
Reflects the vested shares that were received pursuant to the stock based benefit plan by each named executive officer on January 3, 2006. Typically, these shares vest at 25% per year over a period of four years. In addition, the amounts also include those shares awarded (for 2005 performance) to each named executive officer on January 3, 2006 which vested immediately upon grant as follows: Mr. Hill, 1,500 shares and all other named executive officers, 1,000 shares.

(3)	Value realized is based on the market value of the underlying shares on the vesting date.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert R. Hill, Jr.	Defined Benefit Pension Plan	11	$65,948	-
	Supplemental Executive Retirement Plan	4	120,463	-
John C. Pollok	Defined Benefit Pension Plan	11	63,771	-
	Supplemental Executive Retirement Plan	4	118,629	-
Thomas S. Camp	Defined Benefit Pension Plan	8	121,081	-
	Supplemental Executive Retirement Plan	4	122,382	-
Richard C. Mathis	Defined Benefit Pension Plan	7	109,574	-
	Supplemental Executive Retirement Plan	4	159,098	-
John F. Windley	Defined Benefit Pension Plan	5	58,681	-
	Supplemental Executive Retirement Plan	-	8,343	-

(1)
Number of years credited service for the Defined Benefit Pension Plan equals the actual years of service for each named executive officer. Mr. Hill, Mr. Pollok, Mr. Camp and Mr. Mathis all entered into the Supplemental Executive Retirement Plan on January 2, 2003 and their number of years credited service began on that date. Mr. Windley entered into the Supplemental Executive Retirement Plan on November 1, 2006 and therefore was not credited a full year of service as of December 31, 2006.

(2)
Supplemental Executive Retirement Plan amounts represent the current aggregate liability carried on the Company’s books for each of the named executive officers. Pension plan amounts reflect the present value of the accumulated benefit at December 31, 2006.

Under the recently amended Supplemental Executive Retirement Plan (SERP) agreements that were filed on November 7, 2006 with the Securities and Exchange Commission, Mr. Hill and Mr. Pollok are entitled to receive retirement benefits over the 20-year period following retirement after age 60. The other named executive officers, except for Mr. Windley whose payment period is 15 years after retirement, are entitled to receive retirement benefits over the 20-year period following retirement after the age of 65, with Mr. Camp and Mr. Mathis receiving the option of benefits at a reduced amount if retirement occurs between ages 62 and 65. The annual amount of such benefits may not exceed $185,000 for Mr. Hill, $165,000 for Mr. Pollok, $65,000 for Mr. Mathis and $50,000 for the other named executives. The exact amount of benefits would be generally determined by reference to the number of calendar years after 2002 in which the Company satisfied specified performance measures, namely that the Company’s net income after taxes and the book value of its total assets grew annually by at least 6% and 7%, respectively. If the named executive officers had retired at normal retirement age as of December 31, 2006, they would have been entitled to 40% of their maximum annual retirement benefit based on this performance measure, except for Mr. Windley who would not yet have any vesting. A smaller annual benefit, payable over the 20-year period (or 15 years for Mr. Windley) after the executive attains his normal retirement age, will become payable if the employment of any of these officers is terminated prior to attaining retirement age for any reason other than death or for cause. If an executive dies, the Company will be required to pay his estate a lump sum amount (which is $625,000 for Mr. Hill, $500,000 for Mr. Pollok and $250,000 for the other named executives) plus an annual amount (which is $185,000 for Mr. Hill, $165,000 for Mr. Pollok, $65,000 for Mr. Mathis and $50,000 for the other named executives) in monthly installments over the 10-year period following death. These executives will forfeit their retirement benefits under the Supplemental Executive Retirement Plan if they compete with the Company during the applicable noncompetition period. The noncompetition periods are as follows: 24 months for Mr. Hill, 24 months for Mr. Pollok, 18 months for Mr. Camp, 12 months for Mr. Mathis and 18 months for Mr. Windley. The Company’s obligations under the agreements are general unsecured obligations of the Company, although the agreements require the Company to establish a grantor (“rabbi”) trust for such benefits following a change in control.

DEFERRED COMPENSATION PLAN

The company has adopted a deferred compensation plan in which selected members of senior management, including executive officers, and/or other highly compensated employees, have the opportunity to elect to defer current compensation for retirement income or other future financial needs. Only eligible employees, as approved by the compensation committee of the board of directors, may participate in the plan. Each year participants can choose to have portions of their compensation for the upcoming year deferred by a certain whole percentage amount ranging between 5% and 100%. Deferrals are recorded in a bookkeeping account which is adjusted to reflect hypothetical investment earnings and losses of investment funds selected by the plan participant among those offered pursuant to the plan. Payments made under the plan will be made from the general assets of South Carolina Bank and Trust, N.A. or South Carolina Bank and Trust of the Piedmont, N.A., and will be subject to claims of its creditors.

The investment options available to an executive under the deferred compensation plan are listed below along with their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the deferred compensation plan. The rates assume that 100% of the participant’s contribution was deferred as of the first business day of 2006.

Name of Fund	2006 Rate of Return
Mainstay Variable Product Cash Management	4.71%
Fidelity Investment Grade Bond	3.99%
MainStay Variable Product S&P 500 Index	14.92%
Fidelity Variable Product Mid-Cap	11.79%

The table below summarizes the amounts in each named executive officer’s deferred compensation savings plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings In Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE ($)
Robert R. Hill, Jr.	$5,000	$-	$346	$-	$5,346
John C. Pollok	-	-	-	-	-
Thomas S. Camp	-	-	-	-	-
Richard C. Mathis	11,050	-	3,913	-	40,159
John Windley	9,000	-	2,338	-	23,913

(1)
Includes the total compensation to the above named executive officers for which payment was deferred in 2006. These amounts also comprise part of the amounts in the Salary column of the Summary Compensation Table.

(2)
Includes total income earned in 2006 on the aggregate balance in the named executive officer’s deferred income plan. The portion of this income that exceeded 120% of the Applicable Federal Rate (AFR) is also included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers of the Company in the event of a termination of employment or a change in control of the Company. Each employment agreement has a term of employment of three years from the effective date of the agreement. On each anniversary date of the effective date of the agreement, the term of the agreement is automatically extended for an additional year unless at sixty days prior to the anniversary date either party gives the other party written notice of non-renewal. The amounts of total compensation payable to each named executive officer upon voluntary termination without good reason, voluntary termination for good reason, termination by Company without cause, termination by Company for cause, normal retirement, early retirement, termination due to disability, termination due to death and termination associated with a change in control are shown in the tables below. The amounts assume that such termination was effective as of December 31, 2006 (the last day of the fiscal year), and thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination as of such date. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For purposes of each named executive officer’s employment agreement, the terms “good reason,” “cause,” “disability,” “change of control” and “total compensation” are defined below:
(a)
“Good reason” means, without Employee’s written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within thirty days after Employee notifies the Company in writing of the existence of such circumstances as hereinafter provided:

i.
the assignment to Employee of any duties, functions or responsibilities other than those contemplated by the employment agreement or materially inconsistent with the position with the Company that Employee held immediately prior to the assignment of such duties or responsibilities or any adverse alteration in the nature or status of Employee’s responsibilities or the condition of Employee’s employment from those contemplated in the employment agreement;

ii.
a reduction by the Company in Employee’s total compensation or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Company;

iii.
the relocation of the Company’s headquarters to a location more than fifty miles from its current location in Columbia, South Carolina, or the Company’s requiring Employee to be based anywhere other than the Company’s offices at such location, except for required travel on Company business;

iv.
the failure by the Company to pay Employee any portion of Employee’s compensation within the time guidelines established pursuant to standard Company policies, or any other material breach by the Company of any other material provision of the employment agreement; or

v.	the giving of notice by the Company of non-renewal of the employment agreement.
(b)
“Cause” generally means: (A) the repeated failure of Employee to perform his responsibilities and duties; (B) the commission of an act by Employee constituting dishonesty or fraud against the Company or any of its affiliates; (C) the conviction for or the entering of a guilty or no contest plea with respect to a felony; (D) habitual absenteeism, reporting to work under the influence of alcohol or unlawful use of controlled substances; (E) the commission of an act by Employee involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or any of its affiliates; or (F) the Employee’s engaging in conduct or harassment activities that are inconsistent with the responsibilities of a member of senior management.

(c)
“Disability” means disability suffered by Employee for a continuous period of at least six months or any impairment of mind or body that is likely to result in a disability of Employee for more than three months during any twelve-month period.

(d)	“Change of Control” means the occurrence of one of the following:
i.
any “person” (as that term is used in Sections 13(d)(1) of the Securities Exchange Act of 1934, as amended) becomes the owner (as determined pursuant to the provisions of Section 13(d) of the Securities Exchange Act of 1934, without regard to the requirements set forth in Section 13(d)(1) in regard to registration), directly or indirectly, of 50% of more of the common voting stock of the Company or the Bank or their respective successors other than (A) with respect to the Bank and its successors, the Company or any of its successors, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) Employee or a group of persons including Employee, and (D) an underwriter or group of underwriters owning shares of common voting stock in connection with a bona fide public offering of such shares and the sale of such shares to the public;

ii.
there shall be any consolidation or merger of the Company or the Bank as a result of which the holders of 50% or more of the voting capital stock (if any) of the surviving corporation immediately after the transaction were not holders of voting capital stock of the Company or the Bank, as the case may be, immediately prior to the transaction;

iii.	there occurs the sale or transfer of all or substantially all of the assets of the Company or the Bank or the liquidation or dissolution of the Company or the Bank; or
iv.
individuals who constitute the Board as of the effective date of employment agreement (the “Incumbent Board”), cease for any reason (including but not limited to a change mandated by any statute or regulation) to constitute a majority of the Board, provided, however, that any individual becoming a director subsequent to the date of the employment agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Board shall be a member of the Incumbent Board; except that any individual elected to the Board whose initial election occurs as a result of any actual or threatened election contest that is or would be subject to the provisions of Rule 14a-11 under the Securities and Exchange Act of 1934, shall not be deemed to be a member of the Incumbent Board.

(e)
“Total Compensation” for each named executive officer includes the employee’s base salary, the greater of the employee’s annual bonus for the fiscal year in which the executive’s employment terminates or the average bonus for the five years preceding the year of termination and the amount the Company contributes toward the employee’s health and dental insurance premiums. For Mr. Hill, total compensation also includes the value associated with the personal use of a company-owned automobile and reimbursement for country club dues and other such dues and fees as may be approved by the Board.

Mr. Hill is the only named executive officer entitled to receive compensation for his noncompete agreement with the Company. His noncompete agreement is set for a twenty-four month period starting from the termination date. He would be entitled to two years of his Total Compensation package, as defined in the Total Compensation definition (Item e) above, paid in two equal lump sums, the first at time of termination and the second on the first anniversary of termination. Should he violate any of the covenants listed in the noncompetition agreement, no payments that are still due will be paid and the Company has the right to secure an injunction for damages to recover any previous payments made under the agreement.

Robert R. Hill, Jr.

The following table describes the potential payments upon termination for various reasons for Robert R. Hill, Jr., the Company’s Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Voluntary Termination by Employee for Good Reason (Not CIC Related) (2)	Termination by Company Without Cause (2)	Termination by Company for Cause (3)	Normal Retirement	Early Retirement	Termination Due To Disability (4)	Termination Due To Death (5)	Termination Associated With a Change In Control (6)
Compensation:
Base Salary ($300,000)	$0	$300,000	$300,000	$0	$0	$0	$300,000	$300,000	$297,000
Short-Term Incentive	$236,736	355,104	355,104	0	0	0	118,368	118,368	353,920
Long-term incentives	$0	0	0	0	0	0	0	0	0
Performance Shares
2006-2010 (performance period)	$0	0	0	0	0	0	0	0	0
Noncompete Payments (salary portion)	$600,000	600,000	600,000	0	0	0	0	0	600,000
Stock Options
Unvested and Accelerated	$0	0	0	0	0	0	0	0	161,633
Restricted Stock Grants
Unvested and Accelerated	$0	0	0	0	0	0	0	308,552	308,552
Benefits and Perquisites:
Supplemental Non-Qualified Pension (7)	$33,773 for 20 years payable at normal retirement age	$33,773 for 20 years payable at normal retirement age	$33,773 for 20 years payable at normal retirement age	$33,773 for 20 years payable at normal retirement age	$185,000 for 20 years payable at normal retirement age	$33,773 for 20 years payable at normal retirement age	$84,432 for 20 years payable at normal retirement age	$185,000 for 10 years payable at time of death	$185,000 for 20 years payable at normal retirement age
Life Insurance Proceeds	$0	0	0	0	0	0	0	625,000	0
Medical, Dental Insurance	$8,893	13,339	13,339	0	0	0	4,446	4,446	13,295
Company Car	$226	339	339	0	0	0	113	113	338
Club Dues	$4,262	6,393	6,393	0	0	0	2,131	2,131	6,372
Tax Gross-up (8)	$0	0	0	0	0	0	0	0	0

(1)	Executive is entitled to Base Salary through the date of termination, payment of Total Compensation for noncompetition for two years, and the vested portion of the Supplemental Non-Qualified Pension.

(2)
The Company shall continue to pay to Executive his Total Compensation for a period of twelve months in accordance with the Company's customary payroll practices. The Executive will also receive payment for noncompetition.

(3)
The Company shall have no further obligation to Executive other than the vested portion of the Supplemental Non-Qualified Pension. The noncompetition agreement will be in force for a period of twelve months with no payments due to Executive.

(4)	The Company shall continue to pay to Executive his Total Compensation for a period of twelve equal monthly installments or in a lump sum as determined by the Board.

(5)
The Company will pay to the estate of Executive an amount equal to twelve months’ Total Compensation in equal monthly installments or in a lump sum as determined by the Board. Stock Grants are fully accelerated based on 100% of remaining non-vested shares with a market price of $41.73 as of 12/31/06. Life insurance payment is made under the SERP arrangement (not including group or supplemental life insurance).

(6)
The Company (or its successors) shall pay in one lump sum to the Executive, or his beneficiary in the event of his subsequent death, an amount equal to .99 times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. In addition, the Executive will also be paid under his noncompetition agreement. Stock Options and Restricted Stock Grants will be fully accelerated based on 100% of remaining non-vested shares. The values of the Stock Options are based on the current Black-Scholes value of $9.79. Stock Grants price is based on the current market price of $41.73 as of 12/31/06.

(7)
The amounts payable under the Supplemental Non-Qualified Pension are in accordance with a SERP that is targeted to pay $185,000 annually for twenty years to Mr. Hill at his normal retirement date. The current benefit amount, which would be fully vested and payable in the event of disability, is the targeted amount discounted at an annual rate of 4% from normal retirement age to the present. The $33,773 amount payable in various circumstances as displayed represents the current benefit amount as just described times 40%, which is the percentage that Mr. Hill is vested in the SERP at year end 2006.

(8)
The Company believes that the structure and timing of Mr. Hill’s payments upon a change in control as of December 31, 2006 would not have caused the payments or distributions to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. However, should an independent accounting firm determine that such change in control payments would be subject to such excise tax, then Mr. Hill would be entitled to receive from the Company a payment on an after-tax basis equal to the federal, state and local income and excise taxes imposed, and any penalties and interest thereon.

John C. Pollok

The following table describes the potential payments upon termination for various reasons for John C. Pollok, the Company’s Chief Operating Officer.

Executive Benefits and Payments Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Termination by Company Without Cause (2)	Termination by Company for Cause (1)	Normal Retirement	Early Retirement	Termination Due To Disability	Termination Due To Death (3)	Termination Associated With a Change In Control (4)
Compensation:
Base Salary ($204,212)	$0	$102,106	$0	$0	$0	$0	$0	$510,530
Short-Term Incentive	$0	0	0	0	0	0	0	196,595
Long-term incentives	$0	0	0	0	0	0	0	0
Performance Shares	$0	0	0	0	0	0	0	0
2006-2010 (performance period)	$0	0	0	0	0	0	0	0
Stock Options
Unvested and Accelerated	$0	0	0	0	0	0	0	100,230
Restricted Stock Grants
Unvested and Accelerated	$0	0	0	0	0	0	217,747	217,747
Benefits and Perquisites:
Supplemental Non-Qualified Pension (5)	$31,326 for 20 years payable at normal retirement age	$31,326 for 20 years payable at normal retirement age	$31,326 for 20 years payable at normal retirement age	$165,000 for 20 years payable at normal retirement age	$31,326 for 20 years payable at normal retirement age	$78,316 for 20 years payable at normal retirement age	$165,000 for 10 years payable at time of death	$165,000 for 20 years payable at normal retirement age
Life Insurance Proceeds	$0	0	0	0	0	0	250,000	0
Medical, Dental Insurance	$0	1,838	0	0	0	0	0	9,188

(1)
The Company shall have no further obligation to Executive other than the vested portion of the Supplemental Non-Qualified Pension. A noncompetition agreement will be in force for a period of twenty-four months with no payment due to the executive.

(2)
The Company shall pay to Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive's COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of six months.

(3)
Stock Grants are fully accelerated based on 100% of remaining non-vested shares with a market price $41.73 as of 12/31/06. Life insurance payment is made under the SERP arrangement (not including group or supplemental life insurance).

(4)
The Company (or its successors) shall pay Executive, or his beneficiary in the event of his subsequent death, an amount equal to two and one-half (2 1/2) times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later. Stock Options and Restricted Stock Grants will be fully accelerated based on 100% of remaining non-vested shares. The values of the Stock Options are based on the current Black-Scholes value of $9.79. Stock Grants price is based on the market price of $41.73 as of 12/31/06.

(5)
The amounts payable under the Supplemental Non-Qualified Pension are in accordance with a SERP that is targeted to pay $165,000 annually for twenty years to Mr. Pollok at his normal retirement date. The current benefit amount, which would be fully vested and payable in the event of disability, is the targeted amount discounted at an annual rate of 4% from normal retirement age to the present. The $31,326 amount payable in various circumstances as displayed represents the current benefit amount as just described times 40%, which is the percentage that Mr. Pollok is vested in the SERP at year end 2006.

Thomas S. Camp

The following table describes the potential payments upon termination for various reasons for Thomas S. Camp, the President and Chief Executive Officer of the Company's subsidiary South Carolina Bank and Trust of the Piedmont, N.A.

Executive Benefits and Payments Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Termination by Company Without Cause (2)	Termination by Company for Cause (1)	Normal Retirement	Early Retirement	Termination Due To Disability	Termination Due To Death (3)	Termination Associated With a Change In Control (4)
Compensation:
Base Salary ($185,402)	$0	$185,402	$0	$0	$0	$0	$0	$556,206
Short-Term Incentive	$0	0	0	0	0	0	0	182,730
Long-term incentives	$0	0	0	0	0	0	0	0
Performance Shares
2006-2010 (performance period)	$0	0	0	0	0	0	0	0
Stock Options
Unvested and Accelerated	$0	0	0	0	0	0	0	65,104
Restricted Stock Grants
Unvested and Accelerated	$0	0	0	0	0	0	193,293	193,293
Benefits and Perquisites:
Supplemental Non-Qualified Pension (5)	$13,511 for 20 years payable at normal retirement age	$13,511 for 20 years payable at normal retirement age	$13,511 for 20 years payable at normal retirement age	$50,000 for 20 years payable at normal retirement age	$13,511 for 20 years payable at normal retirement age	$33,778 for 20 years payable at normal retirement age	$50,000 for 10 years payable at time of death	$50,000 for 20 years payable at normal retirement age
Life Insurance Proceeds	$0	0	0	0	0	0	250,000	0
Medical, Dental Insurance	$0	3,675	0	0	0	0	0	11,025

(1)
The Company shall have no further obligation to Executive other than the vested portion of the Supplemental Non-Qualified Pension. A noncompetition agreement will be in force for a period of eighteen months with no payment due to the executive.

(2)
The Company shall pay to Executive his Base Salary for twelve months following his termination through customary payroll practices. The Company shall also contribute to Executive's COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of twelve months.

(3)
Stock Grants are fully accelerated based on 100% of remaining non-vested shares with a market price $41.73 as of 12/31/06. Life insurance payment is made under the SERP arrangement (not including group or supplemental life insurance).

(4)
The Company (or its successors) shall pay Executive, or his beneficiary in the event of his subsequent death, an amount equal to three times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later. Stock Options and Restricted Stock Grants will be fully accelerated based on 100% of remaining non-vested shares. The values of the Stock Options are based on the current Black-Scholes value of $9.79. Stock Grants price is based on the market price of $41.73 as of 12/31/06.

(5)
The amounts payable under the Supplemental Non-Qualified Pension are in accordance with a SERP that is targeted to pay $50,000 annually for twenty years to Mr. Camp at his normal retirement date. The current benefit amount, which would be fully vested and payable in the event of disability, is the targeted amount discounted at an annual rate of 4% from normal retirement age to the present. The $13,511 amount payable in various circumstances as displayed represents the current benefit amount as just described times 40%, which is the percentage that Mr. Camp is vested in the SERP at year end 2006.

Richard C. Mathis

The following table describes the potential payments upon termination for various reasons for Richard C. Mathis, the Company's Chief Financial Officer.

Executive Benefits and Payments Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Termination by Company Without Cause (2)	Termination by Company for Cause (1)	Normal Retirement	Early Retirement	Termination Due To Disability	Termination Due To Death (3)	Termination Associated With a Change In Control (4)
Compensation:
Base Salary ($178,300)	$0	$89,150	$0	$0	$0	$0	$0	$356,600
Short-Term Incentive	$0	0	0	0	0	0	0	93,714
Long-term incentives	$0	0	0	0	0	0	0	0
Performance Shares
2006-2010 (performance period)	$0	0	0	0	0	0	0	0
Stock Options
Unvested and Accelerated	$0	0	0	0	0	0	0	79,485
Restricted Stock Grants
Unvested and Accelerated	$0	0	0	0	0	0	193,460	193,460
Benefits and Perquisites:
Supplemental Non-Qualified Pension (5)	$18,267 for 20 years payable at normal retirement age	$18,267 for 20 years payable at normal retirement age	$18,267 for 20 years payable at normal retirement age	$65,000 for 20 years payable at normal retirement age	$18,267 for 20 years payable at normal retirement age	$45,668 for 20 years payable at normal retirement age	$65,000 for 10 years payable at time of death	$65,000 for 20 years payable at normal retirement age
Life Insurance Proceeds	$0	0	0	0	0	0	250,000	0
Medical, Dental Insurance	$0	1,838	0	0	0	0	0	7,350

(1)
The Company shall have no further obligation to Executive other than the vested portion of the Supplemental Non-Qualified Pension. A noncompetition agreement will be in force for a period of twelve months with no payment due to the executive.

(2)
The Company shall pay to Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive's COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of six months.

(3)
Stock Grants are fully accelerated based on 100% of remaining non-vested shares with a market price $41.73 as of 12/31/06. Life insurance payment is made under the SERP arrangement (not including group or supplemental life insurance).

(4)
The Company (or its successors) shall pay Executive, or his beneficiary in the event of his subsequent death, an amount equal to two times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later. Stock Options and Restricted Stock Grants will be fully accelerated based on 100% of remaining non-vested shares. The values of the Stock Options are based on the current Black-Scholes value of $9.79. Stock Grants price is based on the market price of $41.73 as of 12/31/06.

(5)
The amounts payable under the Supplemental Non-Qualified Pension are in accordance with a SERP that is targeted to pay $65,000 annually for twenty years to Mr. Mathis at his normal retirement date. The current benefit amount, which would be fully vested and payable in the event of disability, is the targeted amount discounted at an annual rate of 4% from normal retirement age to the present. The $18,267 amount payable in various circumstances as displayed represents the current benefit amount as just described times 40%, which is the percentage that Mr. Mathis is vested in the SERP at year end 2006.

John F. Windley

The following table describes the potential payments upon termination for various reasons for John F. Windley, the President of the Company's subsidiary South Carolina Bank and Trust, N.A.

Executive Benefits and Payments Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Termination by Company Without Cause (2)	Termination by Company for Cause (1)	Normal Retirement	Early Retirement	Termination Due To Disability	Termination Due To Death (3)	Termination Associated With a Change In Control (4)
Compensation:
Base Salary ($190,962)	$0	$95,481	$0	$0	$0	$0	$0	$381,924
Short-Term Incentive	$0	0	0	0	0	0	0	128,232
Long-term incentives	$0	0	0	0	0	0	0	0
Performance Shares
2006-2010 (performance period)	$0	0	0	0	0	0	0	0
Stock Options
Unvested and Accelerated	$0	0	0	0	0	0	0	44,731
Restricted Stock Grants
Unvested and Accelerated	$0	0	0	0	0	0	43,483	43,483
Benefits and Perquisites:
Supplemental Non-Qualified Pension (5)	$0	0	0	$50,000 for 15 years payable at normal retirement age	0	$32,479 for 15 years payable at normal retirement age	$50,000 for 10 years payable at time of death	$50,000 for 15 years payable at normal retirement age
Life Insurance Proceeds	$0	0	0	0	0	0	250,000	0
Medical, Dental Insurance	$0	1,838	0	0	0	0	0	7,350

(1)
The Company shall have no further obligation to Executive other than the vested portion of the Supplemental Non-Qualified Pension. A noncompetition agreement will be in force for a period of eighteen months with no payment due to the executive.

(2)
The Company shall pay to Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive's COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of six months.

(3)
Stock Grants are fully accelerated based on 100% of remaining non-vested shares with a market price $41.73 as of 12/31/06. Life insurance payment is made under the SERP arrangement (not including group or supplemental life insurance).

(4)
The Company (or its successors) shall pay Executive, or his beneficiary in the event of his subsequent death, an amount equal to two times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later. Stock Options and Restricted Stock Grants will be fully accelerated based on 100% of remaining non-vested shares. The values of the Stock Options are based on the current Black-Scholes value of $9.79. Stock Grants price is based on the market price of $41.73 as of 12/31/06.

(5)
The amounts payable under the Supplemental Non-Qualified Pension are in accordance with a SERP that is targeted to pay $50,000 annually for fifteen years to Mr. Windley at his normal retirement date. The current benefit amount, which would be fully vested and payable in the event of disability, is the targeted amount discounted at an annual rate of 4% from normal retirement age to the present. Mr. Windley was not vested in any amounts under the SERP at year end 2006.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve on the board of directors. Directors are subject to a minimum share ownership requirement. Each director is required to directly own 3,000 shares of the Company’s common stock by the third anniversary of the date he/she was first elected to the Board by shareholders. Director compensation is established by the compensation committee after discussion with the compensation consultants and is intended to provide compensation that is needed to attract and retain qualified directors and is competitive with that of comparable financial institutions.

For the fiscal year ended December 31, 2006, non-employee directors of the Company are paid a cash retainer of $500 per calendar quarter. Directors who serve on the board of South Carolina Bank and Trust, N.A., a subsidiary of the Company, receive $750 per subsidiary meeting attended. Director Norman, who serves on the board of South Carolina Bank and Trust of the Piedmont, N.A., also a subsidiary bank of the Company, receives $500 per subsidiary meeting attended. Directors who are also officers employed by the Company or its subsidiaries do not receive fees or any other separate cash compensation for serving as a director. Members other than the chair of the executive committee, audit committee, compensation committee, governance committee, and trust asset management committee are paid additional payments of $400, $450, $450, $300, and $300 respectively, for each meeting attended. The chair of the audit, compensation, and governance committees currently receive $1,000, $1,000 and $500, respectively, per committee meeting attended in lieu of the corresponding amounts above. Under the Company’s deferred compensation plan, directors may elect to defer all or a portion of their directors’ fees and to treat such deferred amounts as though they were invested in one or more investment options designated by the plan. Amounts deferred under the plan remain general obligations of the Company and become payable at the times (or during the periods) designated by participating directors. The directors’ investment alternatives are the same as those previously listed under the deferred compensation plan for executive officers.

In May 2006, the Company awarded to each non-employee director serving at that time options to acquire 500 shares of the Company’s common stock at the fair market value at the time of award, and 200 shares of restricted stock. These awards were granted following the Company’s annual shareholders’ meeting and vested over a period of one year from the date of grant. The Company intends to grant annually to its non-employee directors stock options and restricted stock awards in similar amounts and terms following the shareholders’ meeting under the authorization of the 2004 Stock Incentive Plan.

Robert R. Horger, who serves as Chairman of the Board of the Company, currently receives $81,185 annually for serving in that capacity. During 2006, the compensation committee agreed to pay $25,000 of his salary to Mr. Horger in the form of immediately vested stock options. In addition, in January 2006, the Company granted to Mr. Horger 583 shares of restricted stock valued at $33.42 per share at that time, and options to purchase 1,750 shares of the Company’s common stock at $33.42 per share. These restricted stock shares vest and the options become exercisable in four equal annual installments over the four-year period following the date of grant.

The following table sets forth the fees and all other forms of compensation paid to Chairman Horger and the Company's non-fulltime employee directors in 2006. Each component of compensation is discussed in further detail in the footnotes following the table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Options Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert R. Horger (6)	$56,185	$9,772	$22,685	$-	$10,254	$694	$99,591
Jimmy E. Addison	7,950	8,318	-	-	-	255	16,523
Colden R. Battey, Jr.	18,650	8,452	6,120	-	-	94	33,316
Luther J. Battiste, III	16,300	8,452	6,120	-	-	94	30,966
Dalton B. Floyd, Jr.	12,500	8,452	6,120	-	-	94	27,166
M. Oswald Fogle	21,450	8,452	6,120	-	832	94	36,947
Dwight W. Frierson	17,900	8,452	6,120	-	-	94	32,566
R. Caine Halter	16,400	8,452	6,120	-	251	94	31,317
Harry M. Mims, Jr.	19,400	8,452	6,120	-	-	94	34,066
Ralph W. Norman	5,250	8,452	6,120	-	-	94	19,916
James W. Roquemore	16,050	8,452	6,120	-	-	94	30,716
Thomas E. Suggs	18,070	8,452	6,120	-	-	94	32,736
Susie H. VanHuss	16,200	8,452	6,120	-	-	94	30,866
A. Dewall Waters	12,100	8,452	6,120	-	1,865	94	28,631
John W. Williamson, III	16,410	8,452	6,120	-	-	94	31,076
Cathy Cox Yeadon	15,200	8,452	6,120	-	1,186	94	31,052

(1)
Includes total compensation earned through salary (Chairman Horger only), Board fees, retainers and committee fees, whether paid or deferred. Directors who elected to defer fees during 2006 are as follows: Chairman Horger, $25,000; Mr. Fogle, $9,653; Mr. Halter, $12,000; Mrs. VanHuss, $16,200; Mr. Waters, $12,100; and Mrs. Yeadon, $7,600. Refer to the Board of Directors and Committees section for more information regarding committee membership and fees.

(2)
From time to time, the Company has awarded shares of restricted stock to its directors. All shares of restricted stock that were awarded to the non-employee directors during 2006 vest at 25% per calendar quarter over a period of four quarters. Each director generally has the right to vote restricted shares and to receive dividends paid on the shares prior to vesting. The market value of the shares is determined by the closing market price of the Company's common stock for the business day preceding the date of the grant. The value of restricted stock grants shown above equals the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R and thus include amounts from restricted stock grants made in and prior to 2006.

(3)
These totals reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R and thus include amounts from awards granted in and prior to 2006.

(4)
Includes the change in pension value for Chairman Horger only, totaling $5,541, as well as the portion of income earned during the fiscal year in the nonqualified deferred compensation plan exceeding 120% of the applicable long-term federal rate (AFR), i.e. exceeding 5.89% as of December 31, 2006.

(5)	Includes a $0.68 dividend ($0.17 per quarter) on all unvested restricted stock grants outstanding at the time of the dividend.

(6)
Robert R. Horger serves as Chairman of the Board of the Company and currently receives a salary of $81,185 annually for serving in that capacity. During 2006, the compensation committee agreed to pay $25,000 of his salary to Mr. Horger in the form of immediately vested stock options. The remaining 1,750 stock options granted to Chairman Horger vest at 25% per year over a period of 4 years. He was also granted 583 shares of restricted stock valued at $33.42 per share in 2006. His restricted stock vests at 25% per year over a period of four years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s banking subsidiaries have loan and deposit relationships with some of the directors of the Company and its subsidiaries and loan, deposit, and fee-for-service relationships with some of the companies with which the directors are associated, as well as with some members of the immediate families of the directors. (The term “members of the immediate families” for purposes of this paragraph includes each person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law.) Such loan, deposit, or fee relationships were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and fee pricing as those prevailing at the time for comparable transactions with other persons, and did not, at the time they were made, involve more than the normal risk of collectibility or present other unfavorable features.

Robert R. Horger, Chairman of the Board of the Company, is a partner in the law firm of Horger, Barnwell & Reid, which South Carolina Bank and Trust, N.A. engaged, among other law firms, as counsel during 2006 and may engage during the current fiscal year. In 2006, the Company made payments totaling $30,472 to Horger, Barnwell & Reid.

Colden R. Battey, Jr., a director, is a partner in the law firm of Harvey and Battey, PA, which South Carolina Bank and Trust, N.A. engaged, among other law firms, as counsel in 2006 and may engage during the current fiscal year. In 2006, the Company made payments totaling $1,076 to Harvey and Battey, PA. Mr. Battey also has a 20% interest in a partnership that leases an office building to South Carolina Bank and Trust, N.A., in Beaufort, South Carolina. Annual lease payments to the partnership under this lease are approximately $138,951.

Dalton B. Floyd, Jr., a director, is President of The Floyd Law Firm, PC, which South Carolina Bank and Trust, N.A. engaged, among other law firms, as counsel during 2006 and may engage during the current fiscal year. In 2006, South Carolina Bank and Trust, N.A. made payments totaling $9,502 to The Floyd Law Firm, PC. Mr. Floyd also has a 50% interest in a corporation that leases to South Carolina Bank and Trust, N.A. a lot upon which a South Carolina Bank and Trust, N.A. branch resides at the intersection of Riverwood Drive and Highway 17 Bypass in Murrells Inlet, SC. The rent payments paid by South Carolina Bank and Trust, N.A. under this lease during 2006 were approximately $105,090.

R. Caine Halter, a director, is a managing partner with a 6.25% personal interest and an additional 1.7% interest through a family limited partnership in a single asset company that owns an office building in Greenville, SC. This building houses the Upstate headquarters for South Carolina Bank and Trust, N.A. in space leased from the partnership. During 2006, the Company’s lease payments to the partnership were $160,844.

Thomas E. Suggs, a director, is President and Chief Executive Officer of Keenan and Suggs, Inc., an insurance brokerage and consulting firm that the Company used during 2006 and will use during the current fiscal year as an insurance broker for certain policies. In 2006, the Company made payments to Keenan and Suggs, Inc., as the Company’s insurance placement agent, totaling $363,816. Keenan and Suggs, Inc. passes most of these funds, net of its agency commissions which the firm recognizes as revenue, through to the various insurance companies providing coverages to the Company or its subsidiaries. Keenan and Suggs, Inc. specifies that it recognized $40,034 in revenue from the Company as its insurance placement agent.

The Company has adopted a Conflict of Interest/Code of Ethics Policy that contains written procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. This policy also requires the Company's bank subsidiaries to comply with Regulation O, which contains restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Conflict of Interest/Code of Ethics policy is located on the Company’s website at www.scbtonline.com under Investor Relations.

The Company annually requires each of its directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related person transactions. The Company's Audit Committee, which consists entirely of independent directors, annually reviews all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director's independence under Nasdaq Global Market listing standards and applicable SEC rules.

In addition, the Company's bank subsidiaries are subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Each bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

In addition to the annual review, the Company has appointed a corporate ethics officer to implement and monitor compliance with the Conflict of Interest/Code of Ethics Policy. The corporate ethics officer reports to the Company's general auditor and chief executive officer quarterly and also advises the Company's executive committee and management with respect to potential conflicts of interest. The related party transactions described above were approved by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, SCBT Financial Corporation’s directors and executive officers are required to report periodically their ownership of SCBT Financial Corporation stock and any changes in ownership to the Securities and Exchange Commission. Based on written representations made by these affiliates to the Company and a review of forms 3, 4 and 5, it appears that all such reports for these persons were filed in a timely fashion in 2006.

INDEPENDENT ACCOUNTANTS

The audit committee has appointed J. W. Hunt and Company, LLP, independent certified public accountants, as independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 2007, subject to ratification by the Company’s shareholders. J. W. Hunt and Company, LLP has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and its subsidiaries except as auditors and independent certified public accountants of the Company. Representatives of J.W. Hunt and Company, LLP are expected to be at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The audit committee oversees the Company’s financial reporting process, including internal controls, on behalf of the board of directors. The committee is composed of six directors of the Company, each of whom is independent as defined by the rules of The NASDAQ Stock Market applicable to directors who serve on the audit committee. The audit committee operates under an audit committee charter that complies with the requirements regarding audit committees established by the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market.

Management has the primary responsibility for the Company’s financial statements, internal controls, and financial reporting. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the conformity of the Company with maintaining internal controls over financial reporting as specified by the Sarbanes-Oxley Act of 2002.

In the context of its responsibilities, the audit committee met with management and the independent auditors to review and discuss the December 31, 2006 audited financial statements. The audit committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussion with audit committees) and discussed with them their independence from the Company and its management. The audit committee also has considered whether the independent auditor’s provision of non-audit services, as set forth in “Audit and Other Fees” below, is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, the audit committee has determined to recommend to the board of directors that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT AND OTHER FEES

The following listing presents the aggregate fees billed by J. W. Hunt and Company, LLP, the Company’s independent auditor, during 2006 and 2005 for (i) audit fees, (ii) audit-related fees, (iii) tax fees and (iv) all other fees:

	2006	2005

Audit Fees	$207,014	$198,129
Audit Related Fees (1)	37,300	35,300
Tax Fees (2)	27,212	26,651
All Other Fees (3)	12,529	30,434
	$284,055	$290,514

(1)
Audit-related fees are for services rendered in connection with attesting to internal controls over financial reporting in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991.

(2)
Tax fees are for services rendered primarily in connection with the preparation of federal and state income and bank tax returns, calculation of quarterly estimated income tax payment amounts and research associated with various tax-related issues that affect the Company.

(3)	All other fees are for services rendered in connection with accounting research and assistance related to actual or proposed transactions that involve unusual or complex elements.

Pre-Approval Policy

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. Under the policy, and in accordance with the Sarbanes-Oxley Act of 2002, the audit committee may delegate pre-approval authority to one or more of its members. However, any member to whom such authority is delegated is required to report on any preapproval decisions to the audit committee at its next scheduled meeting. The audit committee did not fail to pre-approve any of the services provided by
J. W. Hunt and Company, LLP during 2006.

• Audit Committee •
M. Oswald Fogle, Chairman	Jimmy E. Addison	Luther J. Battiste, III
Ralph W. Norman	John W. Williamson, III	Cathy Cox Yeadon

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company is mailing to shareholders contemporaneously with these proxy materials a copy of its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. Further inquiries regarding the Form 10-K should be directed to: SCBT Financial Corporation, P.O. Box 1030, Columbia, South Carolina 29202, attention: Karen L. Dey, Senior Vice President and Controller.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Colden R. Battey, Jr., a director, is a partner in the law firm of Harvey and Battey, PA, which South Carolina Bank and Trust, N.A. engaged as counsel for certain transactions during 2006 and may engage during the current fiscal year. In 2006, the Company made payments totaling $1,076 to Harvey & Battey, PA. Mr. Battey also has a 20% interest in a partnership that leases an office building to South Carolina Bank and Trust, N.A. in Beaufort, South Carolina. Annual lease payments to the partnership under this lease are approximately $138,951. No current or former officer, and no other member of the compensation committee, has directly or indirectly entered into any transactions with the Company of a nature that would be required to be disclosed in this Proxy Statement.

OTHER BUSINESS

The Company does not know of any other business to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.